EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

The subsidiaries of the registrant are:

Mail Order Meds, Inc. d/b/a MOMS Pharmacy, a Texas corporation

Mail Order Meds of New York, Inc. d/b/a MOMS Specialty Care Pharmacy, a New York corporation

Mail Order Meds of Florida , LLC, a Florida limited liability company








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